                                                                     Exhibit 3.3
                                                                     -----------
                             --------------------

                           AASTROM BIOSCIENCES, INC.

                          CERTIFICATE OF DESIGNATION

                        Pursuant to Section 302 of the
                       Michigan Business Corporation Act

                             --------------------

                      5 1/2% CONVERTIBLE PREFERRED STOCK


     Aastrom Biosciences, Inc., a Michigan corporation (the "Corporation"), hereby certifies that the following resolution has been duly adopted by the Board of Directors of the Corporation:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the "Board") by the provisions of the Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation"), there hereby is created, out of the 5,000,000 shares of preferred stock of the Corporation authorized in Article III of the Articles of Incorporation (the "Preferred Stock"), a series of the Preferred Stock consisting of 2,400,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional and other rights, and the following qualifications, limitations and restrictions:

     1.  Designation and Amount. This series of Preferred Stock shall be
         ----------------------
designated the 5 1/2% Convertible Preferred Stock, and the authorized number of shares constituting such series shall be 2,400,000. The 5 1/2% Convertible Preferred Stock shall have no par value.

     2.  Dividend Rights of 5 1/2% Convertible Preferred Stock. Subject to the
         -----------------------------------------------------
dividend provisions fixed by the Board for any series of Preferred Stock designated by the Board in the future (which series shall not receive any dividends in preference to the 5 1/2% Convertible Preferred Stock but may receive dividends on a pari passu basis with the 5 1/2% Convertible Preferred Stock), the holders of 5 1/2% Convertible Preferred Stock shall be entitled to receive dividends, out of any assets at the time legally available therefor, at the rate equal to five and one-half percent (5.5%) of the price at which the shares of 5 1/2% Convertible Preferred Stock are first sold by the Corporation to the public (the "Issue Price") per annum. The right to dividends on the 5 1/2% Convertible Preferred Stock shall be cumulative and shall accrue commencing on the date of issuance, on a quarterly basis on the last day of March, June, September and December of each year (the "Accrual Dates"). Accrued but unpaid dividends shall not bear interest. In lieu of the payment of a cash dividend, the Board may elect to pay all or any portion of the dividend in the form of shares of common stock of the Corporation ("Common Stock") with a value equivalent to the cash dividend that would have been paid (such value to be based on the closing sale price of the Common Stock on the Accrual Date or, if the Common Stock is not traded in a public market at such time, on the good faith determination of such value by the Board), and the Board shall make such election within thirty (30) days of each Accrual Date. No dividends shall be paid on any Common Stock unless there are no accrued and unpaid dividends on the 5 1/2% Convertible Preferred Stock and at the same time a dividend is paid with respect to all outstanding shares of 5 1/2% Convertible Preferred Stock in an amount for each such share of 5 1/2% Convertible Preferred Stock equal to the aggregate amount of such dividends payable on that number of shares of Common Stock into which each such share of 5 1/2% Convertible Preferred Stock could then be converted. Accrued but unpaid dividends shall be due and payable, to the holders of record of shares of 5 1/2% Convertible Preferred Stock on the Accrual Date, on the date thirty-five (35) days following each Accrual Date (the "Regular Dividend Payment Date"); provided,
                                                                   --------
however, that in the event of any automatic conversion of shares of 5 1/2%
-------
Convertible Preferred Stock into Common Stock pursuant to Section 5(c), all accrued but unpaid dividends shall be due and payable immediately prior to such conversion (along with each Regular Dividend Payment Date, the "Dividend Payment Dates"). The person or persons entitled to receive any shares of Common Stock in payment of such dividends shall be treated for all purposes as the record holder or holders of such shares on the Dividend Payment Date. In the event that the Board shall elect to pay all or any portion of any dividend in shares of Common Stock, such shares shall be subject to appropriate adjustment in the event of any stock split, stock dividend, recapitalization or similar event occurring between the Accrual Date and the Dividend Payment Date, and, in the event that the record date for any dividend or distribution on the Common Stock shall occur between the Accrual Date and the Dividend Payment Date, such dividend or distribution shall be payable on such shares on the Dividend Payment Date.

     3.  Preference on Liquidation. Subject to the liquidation preferences of
         -------------------------
any series of Preferred Stock designated by the Board in the future (which series shall not receive any payment upon any liquidation, dissolution or winding up of the Corporation in preference to the 5 1/2% Convertible Preferred Stock but may be entitled to receive such a payment on a pari passu basis with the 5 1/2% Convertible Preferred Stock), in the event of any liquidation, dissolution or winding up of the Corporation, distributions to holders of 5 1/2% Convertible Preferred Stock and holders of Common Stock shall be made in the following manner:

         (a)  Amount, Priority, Etc.
              ---------------------

              (i) The holders of 5 1/2% Convertible Preferred Stock shall be entitled to receive on account of each share of 5 1/2% Convertible Preferred Stock then held by them, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the sum of: (A) the Issue Price, adjusted for any stock split, stock combination, stock distribution or stock dividend with respect to such shares; plus (B) the amount of any dividends accruing through the date of distribution, whether or not earned or declared. If the assets and funds available for distribution among the holders of 5 1/2% Convertible Preferred Stock and among the holders of any series of Preferred Stock ranking on a parity with the 5 1/2% Convertible Preferred Stock with respect to this subsection (a)(i) of this Section 3 as to the distribution of assets and funds upon such dissolution, liquidation or winding up shall be insufficient to permit the payment to such holders of their full liquidation payments, then the entire assets and funds of the Corporation legally available for such distribution shall be distributed ratably among such holders in proportion to their aggregate preferential amounts.

              (ii) After payment in full to the holders of 5 1/2% Convertible Preferred Stock of all amounts exclusively payable on or with respect to said shares pursuant to subsection (a)(i) of this Section 3, the holders of the Common Stock shall be entitled to receive the entire remaining assets and funds of the Corporation legally available for such distribution, with such amounts to be distributed ratably among such holders in proportion to their respective holdings of shares of Common Stock.

         (b)  Distributions Other Than Cash. In the event the Corporation shall
              -----------------------------
propose to take any action of the types described in Section 3(a) which will involve the distribution of assets other than cash, the Board shall make a good faith determination of the value of the assets to be distributed to the holders of shares of 5 1/2% Convertible Preferred Stock. The Corporation shall give prompt written notice to each holder of shares of 5 1/2% Convertible Preferred Stock of such valuation, which notice shall be provided no later than the notice provided in Section 5(l). All notices pursuant to this Section 3 hereof shall be deemed given upon personal delivery or upon deposit in a United States Post Office by registered or certified mail.

     4.  Voting.  Except as otherwise required by law, the shares of 5 1/2%
         ------
Convertible Preferred Stock shall be voted together with the Common Stock at any annual or special meeting of the stockholders of the Corporation, or may act by written consent in the same manner as the Common Stock, and shall have the voting rights and powers equal to the voting rights of the Common Stock, upon the following basis: each holder of shares of 5 1/2% Convertible Preferred Stock shall be entitled to such number of votes for the shares of 5 1/2% Convertible Preferred Stock held by him on the record date for such meeting or action to be taken by written consent, as shall be equal to the nearest whole number of shares of Common Stock into which such holder's shares of 5 1/2% Convertible Preferred Stock are convertible immediately after the close of business on the record date for such meeting or action to be taken by written consent, as the case may be.

     5.  Conversion Rights. The holders of 5 1/2% Convertible Preferred Stock
         -----------------
shall have conversion rights as follows:

              (a)  Voluntary Conversion. Each share of 5 1/2% Convertible
                   --------------------
Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the principal office of the Corporation or any transfer agent for such shares, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of 5 1/2% Convertible Preferred Stock shall be converted is equal to the Issue Price divided by the Conversion Price. The initial Conversion Price for the 5 1/2% Convertible Preferred Stock shall be equal to the Issue Price, subject to adjustment as provided in Section 5(g).

              (b)  Mandatory Conversion Upon Stock Value Benchmark. Each share
                   -----------------------------------------------
of 5 1/2% Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Price in the event that, at any time following the second anniversary of the date upon which the first share of 5 1/2% Convertible Preferred Stock has been issued, the closing bid price of the Common Stock exceeds a price per share of double the Issue Price for twenty (20) consecutive trading days.

              (c)  Mandatory Conversion Upon Merger. Each share of 5 1/2%
                   --------------------------------
Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Price immediately prior to the time at which shareholders of record for participation in the merger shall be determined in any merger transaction (i) to which the Corporation is a party,
(ii) in which the consideration received by the Corporation or its shareholders equals or exceeds a value of double the Issue Price per share of Common Stock outstanding as of the date upon which a definitive agreement relating to such transaction is executed by the parties thereto (the "Execution Date") (with all shares of capital stock of the Corporation that are convertible into Common Stock considered on an as-converted basis), and (iii) in which either the Corporation is not the surviving entity or in which the holders of the Corporation's voting securities prior to the transaction own less than fifty percent (50%) of the voting securities of the combined entity immediately following the merger. The consideration referred to in the preceding clause (ii) shall be valued as of the Execution Date, and, in the event that such consideration is other than (A) cash, or (B) publicly traded securities of an entity having an aggregate market capitalization of at least $160,000,000 and average daily trading volume in its securities of at least 50,000 shares over the twenty (20) trading days preceding the Execution Date (in which case such securities shall be valued in accordance with the closing trading price on the last trading day preceding the Execution Date), such consideration shall be valued by an investment banking firm or other reputable firm or institution selected by the holders of a majority of the outstanding shares of 5 1/2% Convertible Preferred Stock and reasonably acceptable to the Company.

              (d)  Mandatory Conversion Upon Partial Conversion. Each share of 5
                   --------------------------------------------
1/2% Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Conversion Price in the event that, at any time following the date of the initial issuance of shares of 5 1/2% Convertible Preferred Stock (the "Initial Issuance Date"), less than 500,000 shares of 5 1/2% Convertible Preferred Stock remain outstanding (as adjusted for stock splits, stock dividends, recapitalizations and the like).

              (e)  Effect of Conversion on Accrued Dividends. Upon any
                   -----------------------------------------
conversion as described in this Section 5, each holder of the 5 1/2% Convertible Preferred Stock shall remain entitled to receive all accrued and unpaid dividends earned through the date of conversion.

              (f)  Conversion Procedure. The holder of any shares of 5 1/2%
                   --------------------
Convertible Preferred Stock may exercise the conversion right specified in
Section 5(a) by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Upon the occurrence of any event specified in Section 5(b), Section 5(c) or
Section 5(d), the outstanding shares of 5 1/2% Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that
                                                      --------  -------
the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of 5 1/2% Convertible Preferred Stock are delivered either to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and of certificates for shares being converted is made or on the date of the occurrence of any event of conversion specified in Section 5(b),
Section 5(c) or Section 5(d), as the case may be, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of 5 1/2% Convertible Preferred Stock to the Corporation or any transfer agent of the Corporation), the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. No fractional shares of Common Stock shall be issued by the Corporation and all such fractional shares shall be disregarded. In lieu thereof, the Corporation shall pay in cash the fair market value of any such fractional share as determined by the Board. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of 5 1/2% Convertible Preferred Stock surrendered for conversion (in the case of conversion pursuant to Section 5(a)), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of 5 1/2% Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

              (g)  Adjustments to Conversion Price. The Conversion Price for the
                   -------------------------------
5 1/2% Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                   (i)  Adjustment for Stock Splits, Recapitalizations, Etc. In
                        ---------------------------------------------------
case the Corporation shall at any time (i) subdivide the outstanding Common Stock, or (ii) issue a stock dividend on its outstanding Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately decreased. In case the Corporation shall at any time combine its outstanding Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. All such adjustments described herein shall be effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

                   (ii) Adjustment Upon Other Reclassifications. In case of any
                        ---------------------------------------
reclassification of the Common Stock other than a recapitalization described in
Section 5(g)(i), the then effective Conversion Price shall be adjusted so that each share of the 5 1/2% Convertible Preferred Stock shall thereafter be convertible into that number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock issuable upon conversion of a share of 5 1/2% Convertible Preferred Stock immediately prior to such reclassification would have been entitled upon such reclassification. In any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of 5 1/2% Convertible Preferred Stock, such that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter issuable upon conversion.

                   (iii) Adjustment Upon Issuance of Equity Securities. Upon the
                         ---------------------------------------------
issuance by the Corporation of Equity Securities (as defined in Section 5(g)(iii)(B)(1) below) at a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale other than an issuance of stock or securities pursuant to
Section 5(g)(i) or Section 5(g)(ii) above or the issuance of shares of Common Stock upon conversion of any shares of 5 1/2% Convertible Preferred Stock, then forthwith upon such issue or sale, such Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by multiplying such Conversion Price by a fraction:

                        (A)  the numerator of which shall be equal to the sum of
(x) the number of shares of Common Stock outstanding immediately prior to such issue or sale (other than shares issued subsequent to the Original Issuance Date that were not issued upon conversion, exercise or exchange of securities or obligations outstanding prior to the Original Issuance Date that are excluded from the definition of "Equity Securities" below in Section 5(g)(iii)(B)(1) by clause (a), (b), (c), or (d) of such section) multiplied by the Conversion Price in effect immediately prior to such adjustment, (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation outstanding immediately prior to such adjustment (other than securities or obligations issued subsequent to the Original Issuance Date that were not issued upon conversion, exercise or exchange of securities or obligations outstanding prior to the Original Issuance Date that are excluded from the definition of "Equity Securities" below in Section 5(g)(iii)(B)(1) by clause (a), (b), (c) or (d) of such section) multiplied by the Conversion Price in effect immediately prior to such adjustment, and (z) an amount equal to the aggregate "consideration actually received" by the Corporation upon such issue or sale; and

                        (B) the denominator of which shall be equal to the product of the Conversion Price in effect immediately prior to such adjustment multiplied by the sum of (x) the number of shares of Common Stock outstanding immediately after such issue or sale (other than shares issued subsequent to the Original Issuance Date (unless issued upon conversion, exercise or exchange of securities or obligations outstanding prior to the Original Issuance Date) that are excluded from the definition of "Equity Securities" below in Section 5(g)(iii)(B)(1) by clause (a), (b), (c), or (d) of such section), and (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation outstanding immediately after such issue or sale (other than securities or obligations issued subsequent to the Original Issuance Date that were not issued upon conversion, exercise or exchange of securities or obligations outstanding prior to the Original Issuance Date that are excluded from the definition of "Equity Securities" below in
Section 5(g)(iii)(B)(1) by clause (a), (b), (c) or (d) of such section).

     For purposes of this Section 5(g)(iii), the following provisions shall be applicable:

                              (1)  The term "Equity Securities" as used in this
Section 5(g)(iii) shall mean any shares of Common Stock, or any obligation, or any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock, except for (a) shares of Common Stock or options to purchase Common Stock issued or granted to officers, directors, employees or consultants of the Corporation and its subsidiaries pursuant to any stock option plan or employee stock purchase plan approved by the Board, (b) securities issued pursuant to an acquisition of another corporation or entity by the Corporation through a merger or otherwise, provided that the shareholders of the Corporation immediately prior to the transaction hold more than fifty percent (50%) of the voting power of the surviving or continuing entity, (c) securities issued pursuant to contractual obligations of the Corporation existing prior to the initial issuance of shares of 5 1/2% Convertible Preferred Stock (as generally described in the Corporation's registration statement on Form S-1 (File No. 333-37439), as filed with the Securities and Exchange Commission on October 8, 1997), or (d) securities issued in any transaction approved by the Board if, in connection with or related to such transaction, the purchaser or recipient of such securities, or an affiliate of such purchaser or recipient, enters into or agrees to enter into (or has previously entered into) a material business relationship with the Corporation, including, but not limited to, a relationship relating to licensing, clinical development, product development, marketing or distribution.

                                (2)  In case of an issue or sale for cash of
shares of Common Stock, the "consideration actually received" by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Corporation.

                                (3)  In case of the issuance (otherwise than
upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration, as determined in good faith by the Board.

                                (4)  In case of the issuance by the Corporation
in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed "outstanding" as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the "consideration actually received" by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

                                (5)  In case of the issuance or issuances by the
Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the "consideration actually received" by the Corporation for such additional shares of Common Stock shall be deemed to be the sum of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, and (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

                                (6)  The amount of the "consideration actually
received" by the Corporation upon issuance of any rights or options referred to in subsection (4) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (5) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections
(2) and (3) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however,
                                                              --------  -------
that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the "consideration actually received" by the Corporation upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock as of the date of the adoption of the resolution declaring such dividend, as determined by the Board at or as of that date.

                                (7)  In the event the Corporation shall declare
a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or options or rights not referred to in this Section 5(g)(iii), then, in each such case, the holders of the 5 1/2% Convertible Preferred Stock shall be entitled to the distributions provided for in Section 3 above, and no adjustment to the Conversion Price provided for in this Section 5(g)(iii) shall be applicable.

              (h)  Reservation of Common Stock. The Corporation shall at all
                   ---------------------------
times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of 5 1/2% Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all 5 1/2% Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and shareholder approval), in accordance with the laws of the State of Michigan, increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of 5 1/2% Convertible Preferred Stock at the time outstanding.

              (i)  Cancellation of Shares. Upon any conversion of 5 1/2%
                   ----------------------
Convertible Preferred Stock pursuant to this Section 5, the shares of 5 1/2% Convertible Preferred Stock which are converted shall not be reissued. Upon conversion of all of the then outstanding 5 1/2% Convertible Preferred Stock pursuant to this Section 5 and upon the taking of any action required by law, all matters set forth in this Certificate of Designation shall be eliminated from the Articles of Incorporation, shares of 5 1/2% Convertible Preferred Stock shall not be deemed outstanding for any purpose whatsoever, and all such shares shall revert to the status of authorized and unissued shares of Preferred Stock.

              (j)  No Impairment. The Corporation, whether by amendment of its
                   -------------
Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, will not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all of such action as may be necessary or appropriate in order to protect the conversion rights pursuant to this Section 5 of the holders of the 5 1/2% Convertible Preferred Stock against impairment.

              (k)  Certificate as to Adjustments. Upon the occurrence of each
                   -----------------------------
adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense promptly will compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of 5 1/2% Convertible Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, upon the written request at any time of any holder of 5 1/2% Convertible Preferred Stock, will furnish or cause to be furnished to such holder a like certificate setting forth
(i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the 5 1/2% Convertible Preferred Stock held by such holder.

              (l)  Notices of Record Date. In the event of any taking by the
                   ----------------------
Corporation of a record of the holders of any class of securities as of a certain date for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a regular cash dividend) or other distribution, any Equity Securities or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of 5 1/2% Convertible Preferred Stock a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Such notice shall be given at least twenty (20) days prior to the date specified therein for the taking of such record.

              (m)  Notices. Any notices required by the provisions of this
                   -------
Section 5 to be given to the holders of shares of 5 1/2% Convertible Preferred Stock must be in writing and will be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the U.S. mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of record at his address appearing on the books of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President, and attested by its Secretary, this 25th day of November, 1997.



                                    AASTROM BIOSCIENCES, INC.



                                    By:  /s/ R. Douglas Armstrong
                                         ---------------------------------
                                         R. Douglas Armstrong, President

Attest:



By:    /s/ Todd E. Simpson
       ----------------------------
       Todd E. Simpson, Secretary